Exhibit 5.1

OPINION AND CONSENT OF BRUNSON CHANDLER & JONES, PLLC

April 2, 2025

Propanc Biopharma, Inc.

302, 6 Butler Street

Camberwell, VIC 3124 Australia

Re:	Propanc Biopharma, Inc., a Delaware corporation (the “Company”)
Registration Statement on Form S-1

We refer to the Company’s Registration Statement on Form S-1 (file no. 333-282886) under the Securities Act of 1933, (the “Registration Statement”), originally filed by the Company with the Securities and Exchange Commission on October 30, 2024 (as amended, the “Registration Statement”). The Registration Statement relates to the registration of (i) 1,000,000 Units (the “Offering Units”) offered by the Company, which units consist of (x) 1,000,000 shares (the “Offering Shares”) of Company common stock, $0.001 par value per share (the “Common Stock”), (y) warrants to purchase 1,000,000 shares of Common Stock at an exercise price of 115% of the price of Offering Units (the “Warrants”); (ii) underwriter’s warrants to purchase a number of shares of Common Stock equal to 3% of the number of the Offering Shares sold pursuant to the Registration Statement at an exercise price of 100% of the price of the Offering Units (the “Representative’s Warrants” and together with the Warrants collectively the “Warrants”), (iii) the shares of Common Stock underlying the Warrants (the “Warrant Shares”); and (iv) an aggregate of 3,091,500 shares of common stock held by the selling stockholders listed in the Registration Statement (the “Resale Shares”).

Assumptions

In rendering the opinion expressed below, we have assumed, with your permission and without independent verification or investigation:

1. That all signatures on documents we have examined in connection herewith are genuine and that all items submitted to us as original are authentic and all items submitted to us as copies conform with originals;

2. Except for the documents stated herein, there are no documents or agreements between the Company and/or any third parties which would expand or otherwise modify the respective rights and obligations of the parties as set forth in the documents referred to herein or which would have an effect on the opinion;

3. That as to all factual matters, each of the representations and warranties contained in the documents referred to herein is true, accurate and complete in all material respects, and the opinion expressed herein is given in reliance thereon.

We have examined the following documents in connection with this matter:

1.	The Company’s Articles of Incorporation, as amended and restated;

2.	The Company’s Bylaws;

3.	The Registration Statement; and

4.	Unanimous Consents of the Company’s Board of Directors.

We have also examined various other documents, books, records, instruments and certificates of public officials, directors, executive officers and agents of the Company, and have made such investigations as we have deemed reasonable, necessary or prudent under the circumstances. Also, in rendering this opinion, we have reviewed various statutes and judicial precedent as we have deemed relevant or necessary.

Conclusions

Based upon our examination mentioned above, and relying on the statements of fact contained in the documents that we have examined, we are of the following opinions:

1.	Propanc Biopharma, Inc. is a corporation duly organized and validly existing under the laws of the State of Delaware.

2.	The Offering Shares to be sold pursuant to the terms of the Registration Statement, when issued upon receipt by the Company of the agreed-upon consideration therefore, will be duly authorized and, upon the sale thereof, will be validly issued, fully paid and non-assessable

3.	The issuance of the Warrants has been duly authorized, and when duly executed and authenticated in accordance with their terms and issued and delivered as contemplated by the Registration Statement and the underwriting agreement by and between the Company and the representative of the underwriters, the Warrants will constitute the valid and legally binding obligations of the Company.

4.	The issuance of the Warrant Shares has been duly authorized, and upon issuance in accordance with the Registration Statement and the terms of the Warrants, the obligation to issue the Warrant Shares upon exercise of the Warrants will be a binding obligation of the Company, and the Warrant Shares will be validly issued, fully paid and non-assessable.

5.	The Resale Shares are validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We expressly disclaim any obligation to update our opinions herein, regardless of whether changes in the facts or laws upon which this opinion are based come to our attention after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the reference to our firm in the Prospectus in the Registration Statement under the caption “Legal Matters.” In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, including Item 509 of Regulation S-K.

Very truly yours,

/s/ Brunson Chandler & Jones, PLLC

BRUNSON CHANDLER & JONES, PLLC